Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS 2025 FIRST QUARTER RESULTS

First Quarter Highlights

Highlights for the first quarter of 2025 include:
•Increase in net interest income of $0.8 million (or 1.9% ) over the fourth quarter of 2024;
•Increase in tangible book value per share of $2.43 (13.2%) from March 31, 2024;
•Net growth in core deposits of $9.1 million (or 0.8% annualized) from December 31, 2024;
•Net growth in loans of $33.9 million (or 3.4% annualized) from December 31, 2024; and
•The payment of a 26 cent per share dividend on common stock on February 14, 2025.

GRAND RAPIDS, Mich., April 24, 2025 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2025 net income of $15.6 million, or $0.74 per diluted share, versus net income of $16.0 million, or $0.76 per diluted share, in the prior-year period.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “I am proud of our team and very pleased to see us continue our positive trends with our first quarter 2025 results. Overall loans increased 3.4% (annualized), while core deposits are up 0.8% (annualized). We were able to generate net interest income growth on both a linked quarter basis and on a year over year quarterly basis and produce four basis points in margin expansion. We believe that our expenses continue to be well managed, and we continue to see improved operational scale from strategic investments we have made in recent years. These fundamentals continue to drive positive growth in tangible book value per share (13.2%) compared to the prior year quarter. Our credit metrics continue to be very good, with a low level of watch credits, 14 basis points of non-performing assets to total assets, and 0.01% net charge-offs for the quarter to average loans annualized. The allowance for credit losses, factoring in the recent market uncertainty, was 1.47% of total loans. We are staying in close contact with our client base during this volatile period and keeping abreast of what they are experiencing and how they are adjusting if needed. Based on a robust commercial loan pipeline, the past record of our core group of professionals and the ongoing strategic initiative to add talented bankers to our team, we continue to be focused on what we can control and optimistic on the long-term future of the IBC franchise.”

Significant items impacting comparable first quarter 2025 and 2024 results include the following:
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of  $(1.5) million ($(0.06) per diluted share, after taxes) for the three-month period ended March 31, 2025, as compared to $1.3 million ($0.05 per diluted share, after taxes) for the three-months ended March 31, 2024.

Operating Results
The Company’s net interest income totaled $43.7 million during the first quarter of 2025, an increase of $3.5 million, or 8.7% from the year-ago period, and an increase of $0.8 million, or 1.9%, from the fourth quarter of 2024. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.49% during the first quarter of 2025, compared to 3.30% in the year-ago period, and 3.45% in the fourth quarter of 2024. The year-over-year and linked quarterly increase in net interest income was due to an increase in average interest-earning assets and the net interest margin. Average interest-earning assets were $5.08 billion in the first quarter of 2025, compared to $4.91 billion in the year ago quarter and $5.01 billion in the fourth quarter of 2024.
Non-interest income totaled $10.4 million for the first quarter of 2025, compared to $12.6 million in the comparable prior year period. This change was primarily due to variances in mortgage banking related revenues.
Net gains on mortgage loans in the first quarters of 2025 and 2024 were approximately $2.3 million and $1.4 million, respectively. The comparative quarterly increase in net gains on mortgage loans was primarily due to an increase in both gain on sale margin on mortgage loans sold and an increase in the volume of mortgage loans sold.
Mortgage loan servicing, net, generated income (expense) of $(0.6) million and $2.7 million in the first quarters of 2025 and 2024, respectively. The significant variance in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in interest rates and the associated expected future prepayment levels and expected float rates as well as a decline in servicing revenue. The decline in servicing revenue is attributed to the sale of approximately $931 million of mortgage servicing rights on January 31, 2025. Capitalized mortgage loan servicing rights totaled $32.2 million and $47.8 million at March 31, 2025 and December 31, 2024, respectively. The decline during the first quarter was primarily attributed to aforementioned mortgage servicing right sale. This transaction was executed in part to reduce the amount of exposure the bank had to rate variances that may impact the mortgage servicing right asset valuation in future periods. While the magnitude of fair value adjustments would also be expected to decrease, those adjustments are dependent upon factors that are harder to predict.

Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended
	3/31/2025	3/31/2024
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$1,882	$2,219
Fair value change due to price	(1,533)	1,265
Fair value change due to pay-downs	(891)	(759)
Loss on sale of originated servicing rights	(94)	—
Total	$(636)	$2,725
Non-interest expenses totaled $34.3 million in the first quarter of 2025, compared to $32.2 million in the year-ago period.
The Company recorded income tax expense of $3.5 million in the first quarter of 2025. This compares to an income tax expense of $3.8 million in the first quarter of 2024. The change in income tax expense principally reflects changes in pre-tax earnings in 2025 relative to 2024.

Asset Quality
A breakdown of non-performing loans by loan type is as follows (1):

	3/31/2025	12/31/2024	3/31/2024
Loan Type	(Dollars in thousands)
Commercial	$127	$54	$25
Mortgage	8,080	7,005	4,620
Installment	819	733	710
Sub total	9,026	7,792	5,355
Less - government guaranteed loans	1,940	1,790	1,665
Total non-performing loans	$7,086	$6,002	$3,690
Ratio of non-performing loans to total portfolio loans	0.17%	0.15%	0.10%
Ratio of non-performing assets to total assets	0.14%	0.13%	0.09%
Ratio of allowance for credit losses to total non-performing loans	847.23%	989.32%	1526.10%
(1) Non performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

The provision for credit losses was an expense of $0.72 million and $0.74 million in the first quarters of 2025 and 2024, respectively. We recorded loan net charge offs of $0.07 million and $0.22 million in the first quarters of 2025 and 2024, respectively. At March 31, 2025, the allowance for credit losses for loans totaled $60.0 million, or 1.47% of total portfolio loans compared to $59.4 million, or 1.47% of total portfolio loans at December 31, 2024.
Balance Sheet, Capital and Liquidity
Total assets were $5.33 billion at March 31, 2025, a decrease of $9.7 million from December 31, 2024. Loans, excluding loans held for sale, were $4.07 billion at March 31, 2025, compared to $4.04 billion at December 31, 2024.  Deposits totaled $4.63 billion at March 31, 2025, a decrease of $20.2 million from December 31, 2024. This decrease is primarily due to decreases in non-interest bearing deposits and brokered time deposits that were partially offset by increases in savings and interest-bearing checking, reciprocal and time deposits.
Cash and cash equivalents totaled $128.1 million at March 31, 2025, versus $119.9 million at December 31, 2024. Securities available for sale (“AFS”) totaled $529.7 million at March 31, 2025, versus $559.2 million at December 31, 2024.

Total shareholders’ equity was $467.3 million at March 31, 2025, or 8.77% of total assets compared to $454.7 million or 8.52% at December 31, 2024. Tangible common equity totaled $437.6 million at March 31, 2025, or $20.87 per share compared to $424.9 million or $20.33 per share at December 31, 2024. The increase in shareholder equity as well as tangible common equity are primarily the result of earnings retention and a decrease in accumulated other comprehensive loss.

The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2025	12/31/2024	Well Capitalized Minimum

Tier 1 capital to average total assets	9.56%	9.58%	5.00%
Tier 1 common equity to risk-weighted assets	11.93%	11.74%	6.50%
Tier 1 capital to risk-weighted assets	11.93%	11.74%	8.00%
Total capital to risk-weighted assets	13.19%	12.99%	10.00%

At March 31, 2025, in addition to liquidity available from our normal operating, funding, and investing activities, we had unused credit lines with the FHLB and FRB of approximately $1.10 billion and $486.1 million, respectively. We also had approximately $501.0 million in fair value of unpledged securities AFS and HTM at March 31, 2025 which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $469.7 million.

Share Repurchase Plan
On December 17, 2024, the Board of Directors of the Company authorized the 2025 share repurchase plan. Under the terms of the 2025 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2025. During the three month period ended March 31, 2025, there were 1,093 shares of common stock repurchased, for an aggregate purchase price of $0.03 million. Subsequent to quarter end, from April 3, 2025 through April 22, 2025, there were 249,482 additional shares of common stock repurchased, for an aggregate purchase price of $7.2 million.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, April 24, 2025.
To participate in the live conference call, please dial 1-833-470-1428 (Access Code # 706949). Also, the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/106805636.
A playback of the call can be accessed by dialing 1-866-813-9403 (Access Code # 746507). The replay will be available through May 1, 2025.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, consumer banking, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.
Forward-Looking Statements
This presentation contains forward-looking statements, which are any statements or information that are not historical facts. These forward-looking statements include statements about our anticipated future revenue and expenses and our future plans and prospects.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. For example, deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to us, lead to a tightening of credit, and increase stock price volatility. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; legal and regulatory developments; changes in customer behavior and preferences; breaches in data security; and management’s ability to effectively manage the multitude of risks facing our business. Key risk factors that could affect our future results are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2024 and the other reports we file with the SEC, including under the heading “Risk Factors.” Investors should not place undue reliance on forward-looking statements as a prediction of our future results.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2025	December 31, 2024
	(Unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$60,566	$56,984
Interest bearing deposits	67,579	62,898
Cash and Cash Equivalents	128,145	119,882
Securities available for sale	529,676	559,182
Securities held to maturity (fair value of $302,579 at March 31, 2025 and $301,860 at December 31, 2024)	336,928	339,436
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,587	16,099
Loans held for sale, carried at fair value	9,514	7,643
Loans
Commercial	1,992,187	1,937,364
Mortgage	1,512,807	1,516,726
Installment	567,697	584,735
Total Loans	4,072,691	4,038,825
Allowance for credit losses	(60,035)	(59,379)
Net Loans	4,012,656	3,979,446
Other real estate and repossessed assets, net	413	938
Property and equipment, net	37,369	37,492
Bank-owned life insurance	53,721	53,855
Capitalized mortgage loan servicing rights, carried at fair value	32,171	46,796
Other intangibles	1,366	1,488
Goodwill	28,300	28,300
Accrued income and other assets	142,582	147,547
Total Assets	$5,328,428	$5,338,104

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$989,928	$1,013,647
Savings and interest-bearing checking	2,017,800	1,995,314
Reciprocal	910,526	907,031
Time	635,172	628,285
Brokered time	80,505	109,811
Total Deposits	4,633,931	4,654,088
Other borrowings	45,014	45,009
Subordinated debt	39,605	39,586
Subordinated debentures	39,813	39,796
Accrued expenses and other liabilities	102,788	104,939
Total Liabilities	4,861,151	4,883,418

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,970,115 shares at March 31, 2025 and 20,895,714 shares at December 31, 2024	318,365	318,777
Retained earnings	215,995	205,853
Accumulated other comprehensive loss	(67,083)	(69,944)
Total Shareholders’ Equity	467,277	454,686
Total Liabilities and Shareholders’ Equity	$5,328,428	$5,338,104

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024

	(Unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$57,768	$58,346	$55,043
Interest on securities
Taxable	4,036	4,417	5,251
Tax-exempt	2,770	2,905	3,391
Other investments	1,570	1,310	1,441
Total Interest Income	66,144	66,978	65,126
Interest Expense
Deposits	20,955	22,546	22,810
Other borrowings and subordinated debt and debentures	1,504	1,581	2,119
Total Interest Expense	22,459	24,127	24,929
Net Interest Income	43,685	42,851	40,197
Provision for credit losses	721	2,217	744
Net Interest Income After Provision for Credit Losses	42,964	40,634	39,453
Non-interest Income
Interchange income	3,127	3,294	3,151
Service charges on deposit accounts	2,814	2,976	2,872
Net gains (losses) on assets
Mortgage loans	2,303	1,705	1,364
Securities available for sale	(330)	(14)	(269)
Mortgage loan servicing, net	(636)	7,761	2,725
Other	3,146	3,399	2,718
Total Non-interest Income	10,424	19,121	12,561
Non-interest Expense
Compensation and employee benefits	20,383	22,886	20,770
Data processing	3,729	3,688	3,255
Occupancy, net	2,223	1,953	2,074
Interchange expense	1,119	1,131	1,097
Furniture, fixtures and equipment	885	928	954
Advertising	861	1,198	491
Loan and collection	786	606	512
FDIC deposit insurance	711	729	782
Communications	591	462	615
Legal and professional	479	849	486
Costs (recoveries) related to unfunded lending commitments	196	303	(652)
Other	2,299	2,254	1,809
Total Non-interest Expense	34,262	36,987	32,193
Income Before Income Tax	19,126	22,768	19,821
Income tax expense	3,536	4,307	3,830
Net Income	$15,590	$18,461	$15,991
Net Income Per Common Share
Basic	$0.74	$0.88	$0.77
Diluted	$0.74	$0.87	$0.76

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$43,685	$42,851	$41,854	$41,346	$40,197
Provision for credit losses	721	2,217	1,488	19	744
Non-interest income	10,424	19,121	9,508	15,172	12,561
Non-interest expense	34,262	36,987	32,583	33,333	32,193
Income before income tax	19,126	22,768	17,291	23,166	19,821
Income tax expense	3,536	4,307	3,481	4,638	3,830
Net income	$15,590	$18,461	$13,810	$18,528	$15,991

Basic earnings per share	$0.74	$0.88	$0.66	$0.89	$0.77
Diluted earnings per share	0.74	0.87	0.65	0.88	0.76
Cash dividend per share	0.26	0.24	0.24	0.24	0.24

Average shares outstanding	20,943,094	20,893,820	20,896,019	20,901,741	20,877,067
Average diluted shares outstanding	21,150,550	21,122,096	21,115,273	21,105,387	21,079,607

Performance Ratios
Return on average assets	1.18%	1.39%	1.04%	1.44%	1.24%
Return on average equity	13.71	16.31	12.54	17.98	15.95
Efficiency ratio (1)	62.20	59.09	62.82	61.49	60.26

As a Percent of Average Interest-Earning Assets (1)
Interest income	5.28%	5.37%	5.48%	5.45%	5.34%
Interest expense	1.79	1.92	2.11	2.05	2.04
Net interest income	3.49	3.45	3.37	3.40	3.30

Average Balances
Loans	$4,060,941	$3,994,661	$3,909,954	$3,849,199	$3,810,526
Securities	883,676	912,073	933,750	944,435	999,140
Total earning assets	5,078,596	5,007,566	4,985,842	4,893,367	4,910,669
Total assets	5,378,022	5,300,368	5,275,623	5,181,317	5,201,452
Deposits	4,715,331	4,655,091	4,616,119	4,531,917	4,561,645
Interest bearing liabilities	3,799,852	3,717,483	3,689,684	3,611,972	3,627,446
Shareholders' equity	461,291	450,214	438,077	414,549	403,225
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data (continued)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(unaudited)
	(Dollars in thousands except per share data)
End of Period
Capital
Tangible common equity ratio	8.26%	8.00%	8.08%	7.63%	7.41%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.31	9.10	8.99	8.76	8.57
Average equity to average assets	8.58	8.49	8.30	8.00	7.75
Total capital to risk-weighted assets (2)	14.51	14.22	14.25	14.21	13.85
Tier 1 capital to risk-weighted assets (2)	12.34	12.06	12.06	12.01	11.65
Common equity tier 1 capital to risk-weighted assets (2)	11.46	11.17	11.16	11.09	10.73
Tier 1 capital to average assets (2)	9.88	9.85	9.63	9.59	9.29
Common shareholders' equity per share of common stock	$22.28	$21.76	$21.65	$20.60	$19.88
Tangible common equity per share of common stock	20.87	20.33	20.22	19.16	18.44
Total shares outstanding	20,970,115	20,895,714	20,893,800	20,899,358	20,903,677

Selected Balances
Loans	$4,072,691	$4,038,825	$3,942,287	$3,851,889	$3,839,965
Securities	866,604	898,618	932,312	936,194	963,577
Total earning assets	5,031,975	5,024,083	4,964,784	4,979,555	4,949,496
Total assets	5,328,428	5,338,104	5,259,268	5,277,500	5,231,255
Deposits	4,633,931	4,654,088	4,626,875	4,614,328	4,582,414
Interest bearing liabilities	3,768,435	3,764,832	3,682,482	3,694,025	3,677,060
Shareholders' equity	467,277	454,686	452,369	430,459	415,570
(2)March 31, 2025 are Preliminary.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2025	2024
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$43,685	$40,197
Add: taxable equivalent adjustment	452	180
Net interest income - taxable equivalent	$44,137	$40,377
Net interest margin (GAAP) (1)	3.46%	3.28%
Net interest margin (FTE) (1)	3.49%	3.30%
(1)Annualized.

Tangible Common Equity Ratio

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Dollars in thousands)
Common shareholders' equity	$467,277	$454,686	$452,369	$430,459	$415,570
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	1,366	1,488	1,617	1,746	1,875
Tangible common equity	437,611	424,898	422,452	400,413	385,395
Addition:
Accumulated other comprehensive loss for regulatory purposes	61,285	64,146	52,454	65,030	65,831
Tangible common equity excluding accumulated other comprehensive loss adjustments	$498,896	$489,044	$474,906	$465,443	$451,226

Total assets	$5,328,428	$5,338,104	$5,259,268	$5,277,500	$5,231,255
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	1,366	1,488	1,617	1,746	1,875
Tangible assets	5,298,762	5,308,316	5,229,351	5,247,454	5,201,080
Addition:
Net unrealized losses on available for sale securities and derivatives, net of tax	61,285	64,146	52,454	65,030	65,831
Tangible assets excluding accumulated other comprehensive loss adjustments	$5,360,047	$5,372,462	$5,281,805	$5,312,484	$5,266,911

Common equity ratio	8.77%	8.52%	8.60%	8.16%	7.94%
Tangible common equity ratio	8.26%	8.00%	8.08%	7.63%	7.41%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.31%	9.10%	8.99%	8.76%	8.57%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$467,277	$454,686	$452,369	$430,459	$415,570
Tangible common equity	$437,611	$424,898	$422,452	$400,413	$385,395
Shares of common stock outstanding (in thousands)	20,970	20,896	20,894	20,899	20,904

Common shareholders' equity per share of common stock	$22.28	$21.76	$21.65	$20.60	$19.88
Tangible common equity per share of common stock	$20.87	$20.33	$20.22	$19.16	$18.44
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.